UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Act of 1934

(Amendment No. 1)*

MEDMEN ENTERPRISES INC.

(Name of Issuer)

CLASS B SUBORDINATE VOTING SHARES

(Title of Class of Securities)

        58507M107

(CUSIP Number)

                               May 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,058,882,958 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,058,882,958 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,058,882,958 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 60.4% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

(1)	Includes (a) 246,215 Class B Common Shares of MM CAN USA Inc., a California corporation (“MM CAN”), which upon redemption or exchange, MM CAN may assign to the Issuer its rights and obligations to effect such redemption or exchange and Class B Subordinate Voting Shares (“Shares”) of the Issuer may be issued, (b) an aggregate of 898,737,267 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of May 31, 2021, and (c) an aggregate of 157,460,451 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 697,371,120 Shares outstanding as of May 31, 2021, according to the Issuer’s Registration Statement on Form S-1 filed with the SEC on June 9, 2021.

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green GP 1, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 112,307,677 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 112,307,677 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 112,307,677 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.9% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) 246,215 Class B Common Shares of MM CAN USA Inc., a California corporation (“MM CAN”), which upon redemption or exchange, MM CAN may assign to the Issuer its rights and obligations to effect such redemption or exchange and Shares of the Issuer may be issued, (b) an aggregate of 90,409,795 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of May 31, 2021, and (c) an aggregate of 21,041,911 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 697,371,120 Shares outstanding as of May 31, 2021, according to the Issuer’s Registration Statement on Form S-1 filed with the SEC on June 9, 2021.

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green GP II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 292,249,785 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 292,249,785 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 292,249,785 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 29.6% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 270,479,310 Shares of the Issuer issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of May 31, 2021, and (b) an aggregate of 19,941,206 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 697,371,120 Shares outstanding as of May 31, 2021, according to the Issuer’s Registration Statement on Form S-1 filed with the SEC on June 9, 2021.

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Partners SPV IV GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 423,058,278 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 423,058,278 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 423,058,278 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 37.8% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 413,203,551 Shares of the Issuer issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of May 31, 2021, and (b) an aggregate of 9,854,727 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 697,371,120 Shares outstanding as of May 31, 2021, according to the Issuer’s Registration Statement on Form S-1 filed with the SEC on June 9, 2021.

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Partners SPV VI GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 231,267,218 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 231,267,218 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 231,267,218 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 24.9% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 124,644,611 Class B Subordinate Voting Shares (“Shares”) of the Issuer issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of May 31, 2021, and (b) an aggregate of 106,622,607 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 697,371,120 Shares outstanding as of May 31, 2021, according to the Issuer’s Registration Statement on Form S-1 filed with the SEC on June 9, 2021.

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund 1 HoldCo, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 22,409,492 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 22,409,492 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,409,492 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.11% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 18,079,700 Class B Subordinate Voting Shares (“Shares”) issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of May 31, 2021, and (c) an aggregate of 4,207,856 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 697,371,120 Shares outstanding as of May 31, 2021, according to the Issuer’s Registration Statement on Form S-1 filed with the SEC on June 9, 2021.

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund 1(Q) HoldCo, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 89,898,185 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 89,898,185 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 89,898,185 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.4% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) 246,215 Class B Common Shares of MM CAN USA Inc., a California corporation (“MM CAN”), which upon redemption or exchange, MM CAN may assign to the Issuer its rights and obligations to effect such redemption or exchange and Shares of the Issuer may be issued, (b) an aggregate of 72,330,095 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of May 31, 2021, and (c) an aggregate of 16,834,055 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 697,371,120 Shares outstanding as of May 31, 2021, according to the Issuer’s Registration Statement on Form S-1 filed with the SEC on June 9, 2021.

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund II HoldCo, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 42,875,252 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 42,875,252 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 42,875,252 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.8% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 39,683,245 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of May 31, 2021, and (b) an aggregate of 2,923,781 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 697,371,120 Shares outstanding as of May 31, 2021, according to the Issuer’s Registration Statement on Form S-1 filed with the SEC on June 9, 2021.

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund II(Q) HoldCo, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 249,374,533 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 249,374,533 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 249,374,533 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 26.4% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 230,796,065 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of May 31, 2021, and (b) an aggregate of 17,017,425 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 697,371,120 Shares outstanding as of May 31, 2021, according to the Issuer’s Registration Statement on Form S-1 filed with the SEC on June 9, 2021.

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Partners SPV IV HoldCo, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 423,058,278 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 423,058,278 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 423,058,278 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 37.8% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 413,203,551 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of May 31, 2021, and (b) an aggregate of 9,854,727 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 697,371,120 Shares outstanding as of May 31, 2021, according to the Issuer’s Registration Statement on Form S-1 filed with the SEC on June 9, 2021.

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Partners SPV VI HoldCo, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 231,267,218 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 231,267,218 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 231,267,218 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 24.9% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Includes (a) an aggregate of 124,644,611 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of May 31, 2021, and (b) an aggregate of 106,622,607 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 697,371,120 Shares outstanding as of May 31, 2021, according to the Issuer’s Registration Statement on Form S-1 filed with the SEC on June 9, 2021.

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund 1, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 22,409,492 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 22,409,492 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,409,492 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.11% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 18,079,700 Class B Subordinate Voting Shares (“Shares”) issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of May 31, 2021, and (c) an aggregate of 4,207,856 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 697,371,120 Shares outstanding as of May 31, 2021, according to the Issuer’s Registration Statement on Form S-1 filed with the SEC on June 9, 2021.

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund 1(Q), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 89,898,185 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 89,898,185 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 89,898,185 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.4% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) 246,215 Class B Common Shares of MM CAN USA Inc., a California corporation (“MM CAN”), which upon redemption or exchange, MM CAN may assign to the Issuer its rights and obligations to effect such redemption or exchange and Shares of the Issuer may be issued, (b) an aggregate of 72,330,095 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of May 31, 2021, and (c) an aggregate of 16,834,055 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 697,371,120 Shares outstanding as of May 31, 2021, according to the Issuer’s Registration Statement on Form S-1 filed with the SEC on June 9, 2021.

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 42,875,252 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 42,875,252 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 42,875,252 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.8% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 39,683,245 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of May 31, 2021, and (b) an aggregate of 2,923,781 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 697,371,120 Shares outstanding as of May 31, 2021, according to the Issuer’s Registration Statement on Form S-1 filed with the SEC on June 9, 2021.

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Fund II(Q), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 249,374,533 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 249,374,533 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 249,374,533 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 26.4% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 230,796,065 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of May 31, 2021, and (b) an aggregate of 17,017,425 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 697,371,120 Shares outstanding as of May 31, 2021, according to the Issuer’s Registration Statement on Form S-1 filed with the SEC on June 9, 2021.

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Partners SPV IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 423,058,278 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 423,058,278 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 423,058,278 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 37.8% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 413,203,551 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of May 31, 2021, and (b) an aggregate of 9,854,727 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 697,371,120 Shares outstanding as of May 31, 2021, according to the Issuer’s Registration Statement on Form S-1 filed with the SEC on June 9, 2021.

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Gotham Green Partners SPV VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 231,267,218 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 231,267,218 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 231,267,218 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 24.9% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Includes (a) an aggregate of 124,644,611 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of May 31, 2021, and (b) an aggregate of 106,622,607 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 697,371,120 Shares outstanding as of May 31, 2021, according to the Issuer’s Registration Statement on Form S-1 filed with the SEC on June 9, 2021.

*See Explanatory Note further below.

CUSIP No. 58507M107	13G

1	NAMES OF REPORTING PERSONS Jason Adler
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,058,882,958 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,058,882,958 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,058,882,958 shares (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) Not applicable. ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 60.4% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

(1)	Includes (a) 246,215 Class B Common Shares of MM CAN USA Inc., a California corporation (“MM CAN”), which upon redemption or exchange, MM CAN may assign to the Issuer its rights and obligations to effect such redemption or exchange and Shares of the Issuer may be issued, (b) an aggregate of 898,737,267 Shares issuable upon conversion of the outstanding principal and accrued interest of Convertible Notes as of May 31, 2021, and (c) an aggregate of 157,460,451 Shares issuable upon exercise of Warrants.
(2)	Calculated based on 697,371,120 Shares outstanding as of May 31, 2021, according to the Issuer’s Registration Statement on Form S-1 filed with the SEC on June 9, 2021.

EXPLANATORY NOTE

This Amendment No. 1 to Schedule 13G (the “Amendment No. 1”) amends, in its entirety, the statement on Schedule 13G originally filed on February 16, 2021 with respect to the Class B Subordinate Voting Shares (“Shares”) of MedMen Enterprises Inc. (the “Issuer”). This Amendment No. 1 updates the Reporting Persons’ beneficial ownership as a result of certain outstanding convertible notes and accrued payment-in-kind interest that become exercisable as of July 2, 2021. This Amendment No. 1 also reflects an internal corporate governance arrangement (the “GGP Arrangement”) effective April 28, 2021 whereby each of Gotham Green Fund 1, L.P., Gotham Green Fund 1(Q), L.P., Gotham Green Fund II, L.P., Gotham Green Fund II(Q), L.P., Gotham Green Partners SPV IV, L.P., and Gotham Green Partners SPV VI, L.P. (each, a “Fund”) contributed certain interests in their assets, including all securities of the Issuer, to Gotham Green Fund 1 HoldCo, LLC, Gotham Green Fund 1(Q) HoldCo, LLC, Gotham Green Fund II HoldCo, LLC, Gotham Green Fund II(Q) HoldCo, LLC, Gotham Green Partners SPV IV HoldCo, LLC, and Gotham Green Partners SPV VI HoldCo, LLC (each a “HoldCo”), respectively, and each Fund became the sole member of its respective HoldCo. Each HoldCo also has an independent committee that has exclusive control over operational and governance decisions of the Issuer that each HoldCo may be able to influence as a result of its holding of Issuer securities. The GGP Arrangement did not involve any purchase or sale, or change in registered ownership, of securities of the Issuer. This Amendment No.1 also includes the manager of each HoldCo, which manager is, in each instance, also the general partner of each Fund, as a Reporting Person.

Item 1.	(a)	Name of Issuer:

MedMen Enterprises Inc.

(b)	Address of Issuer’s Principal Executive Offices:

10115 Jefferson Boulevard

Culver City, CA 90232

Item 2.	(a)	Name of Persons Filing:

Gotham Green Partners, LLC

Gotham Green GP 1, LLC

Gotham Green GP II, LLC

Gotham Green Partners SPV IV GP, LLC

Gotham Green Partners SPV VI GP, LLC

Gotham Green Fund 1 HoldCo, LLC

Gotham Green Fund 1(Q) HoldCo, LLC

Gotham Green Fund II HoldCo, LLC

Gotham Green Fund II(Q) HoldCo, LLC

Gotham Green Partners SPV IV HoldCo, LLC

Gotham Green Partners SPV VI HoldCo, LLC

Gotham Green Fund 1, L.P.

Gotham Green Fund 1(Q), L.P.

Gotham Green Fund II, L.P.

Gotham Green Fund II(Q), L.P.

Gotham Green Partners SPV IV, L.P.

Gotham Green Partners SPV VI, L.P.

Jason Adler

(b)	Address of Principal Business Office or, if none, Residence:

1437 4th Street. Suite 200

Santa Monica, CA 90401

(c)	Citizenship:

Gotham Green Partners, LLC - Delaware

Gotham Green GP 1, LLC - Delaware

Gotham Green GP II, LLC - Delaware

Gotham Green Partners SPV IV GP, LLC - Delaware

Gotham Green Partners SPV VI GP, LLC – Delaware

Gotham Green Fund 1 HoldCo, LLC - Delaware

Gotham Green Fund 1(Q) HoldCo, LLC- Delaware

Gotham Green Fund II HoldCo, LLC - Delaware

Gotham Green Fund II(Q) HoldCo, LLC - Delaware

Gotham Green Partners SPV IV HoldCo, LLC - Delaware

Gotham Green Partners SPV VI HoldCo, LLC – Delaware

Gotham Green Fund 1, L.P. – Delaware

Gotham Green Fund 1(Q), L.P. – Delaware

Gotham Green Fund II, L.P. – Delaware

Gotham Green Fund II(Q), L.P. – Delaware

Gotham Green Partners SPV IV, L.P. – Delaware

Gotham Green Partners SPV VI, L.P. – Delaware

Jason Adler – United States

(d)	Title of Class of Securities:

Class B Subordinate Voting Shares, without par value

(e)	CUSIP Number:

58507M107

Item 3.	If this statement is filed pursuant to §§240.13d-l(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);
(e)	☒	An investment adviser in accordance with § 240.13d-l(b)(l)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-l(b)(l)(ii)(F);
(g)	☒	A parent holding company or control person in accordance with § 240.13d-l(b)(l)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
(j)	☐	A non-U.S. institution in accordance with § 240.13d-l(b)(l)(ii)(J);
(k)	☐	Group, in accordance with § 240.13d-l(b)(l)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-l(b)(l)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

Gotham Green Partners, LLC is the SEC registered investment adviser to the HoldCos. Gotham Green GP 1 LLC is the manager of Gotham Green Fund 1 HoldCo, LLC and Gotham Green Fund 1(Q) HoldCo, LLC, and also the general partner of Gotham Green Fund 1, L.P. and Gotham Green Fund 1(Q), L.P. Gotham Green GP II, LLC is the manager of Gotham Green Fund II HoldCo, LLC and Gotham Green Fund II(Q) HoldCo, LLC, and also the general partner of Gotham Green Fund II, L.P. and Gotham Green Fund II(Q), L.P. Gotham Green Partners SPV IV GP, LLC is the manager of Gotham Green Partners SPV IV HoldCo, LLC, and also the general partner of Gotham Green Partners SPV IV, L.P. Gotham Green Partners SPV VI GP, LLC is the manager of Gotham Green Partners SPV VI HoldCo, LLC and the general partner of Gotham Green Partners SPV VI, L.P. (the managers of the HoldCos, the “HoldCos Managers”). Jason Adler is the Managing Member of each HoldCo Manager and Gotham Green Partners, LLC.

The information set forth in Rows 5 through 11 on the cover page for each Reporting Person is hereby incorporated by reference into this Item 4 as set forth below:

(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of class: See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which the person has: See Row 9 of cover page for each Reporting Person.

	(i)	Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.

	(ii)	Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.

	(iii)	Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.

	(iv)	Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit 1, pursuant to which the Reporting Persons have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended.

Item 5.	Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Persons.

See Item 4 above.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: June 10, 2021

GOTHAM GREEN PARTNERS, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member	Gotham Green Fund 1 HoldCo, LLC By: Gotham Green GP 1, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member
Gotham Green GP 1, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member	Gotham Green Fund 1(Q) HoldCo, LLC By: Gotham Green GP 1, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member
Gotham Green GP II, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member	Gotham Green Fund II HoldCo, LLC By: Gotham Green GP II, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member
Gotham Green Partners SPV IV GP, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member	Gotham Green Fund II(Q) HoldCo, LLC By: Gotham Green GP II, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member
Gotham Green Partners SPV VI GP, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member	Gotham Green Partners SPV IV HoldCo, LLC By: Gotham Green Partners SPV IV GP, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member

Gotham Green Partners SPV VI HoldCo, LLC By: Gotham Green Partners SPV VI GP, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member	Gotham Green Fund II(Q), L.P. By: Gotham Green GP II, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member
Gotham Green Fund 1, L.P. By: Gotham Green GP 1, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member	Gotham Green Partners SPV IV, L.P. By: Gotham Green Partners SPV IV GP, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member
Gotham Green Fund 1(Q), L.P. By: Gotham Green GP 1, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member	Gotham Green Partners SPV VI, L.P. By: Gotham Green Partners SPV VI GP, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member
Gotham Green Fund II, L.P. By: Gotham Green GP II, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member	/s/ Jason Adler JASON ADLER
Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Exhibit 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

June 10, 2021

GOTHAM GREEN PARTNERS, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member	Gotham Green Fund 1 HoldCo, LLC By: Gotham Green GP 1, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member
Gotham Green GP 1, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member	Gotham Green Fund 1(Q) HoldCo, LLC By: Gotham Green GP 1, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member
Gotham Green GP II, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member	Gotham Green Fund II HoldCo, LLC By: Gotham Green GP II, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member
Gotham Green Partners SPV IV GP, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member	Gotham Green Fund II(Q) HoldCo, LLC By: Gotham Green GP II, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member

Gotham Green Partners SPV VI GP, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member	Gotham Green Partners SPV IV HoldCo, LLC By: Gotham Green Partners SPV IV GP, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member
Gotham Green Partners SPV VI HoldCo, LLC By: Gotham Green Partners SPV VI GP, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member	Gotham Green Fund II(Q), L.P. By: Gotham Green GP II, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member
Gotham Green Fund 1, L.P. By: Gotham Green GP 1, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member	Gotham Green Partners SPV IV, L.P. By: Gotham Green Partners SPV IV GP, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member
Gotham Green Fund 1(Q), L.P. By: Gotham Green GP 1, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member	Gotham Green Partners SPV VI, L.P. By: Gotham Green Partners SPV VI GP, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member
Gotham Green Fund II, L.P. By: Gotham Green GP II, LLC By: /s/ Jason Adler Name: Jason Adler Title: Managing Member	/s/ Jason Adler JASON ADLER